UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 30, 2008

FRANKLIN CREDIT MANAGEMENT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-17771	75-2243266
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Hudson Street Jersey City, New Jersey (Address of Principal Executive Offices)	07302 (Zip Code)

Registrant’s telephone number, including area code:  (201) 604-4402

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on February 20, 2008, the registrant received notice from The Nasdaq Stock Market (“Nasdaq”) of its pending delisting for failure to maintain the minimum $1.00 bid price per share requirement in compliance with Nasdaq Marketplace Rule 4310(c)(4).  The registrant was provided a 180-day grace period to cure the deficiency, but was unable to do so within the grace period.

Accordingly, on August 22, 2008, Nasdaq notified the registrant that its common stock would be delisted unless it requested a hearing.  On August 25, 2008, the registrant requested a hearing, which request had the effect of staying delisting pending the outcome of the hearing.

On August 27, 2008, the registrant received a second notice from Nasdaq of the failure of the registrant to maintain a minimum of $2,500,000 in stockholders’ equity, as required by Nasdaq Marketplace Rule 4310(c)(3), which served as an additional basis for delisting.

On October 16, 2008, Nasdaq implemented a temporary suspension of the bid price and market value of publicly held shares requirements through January 16, 2009, and notified the registrant that it would not be delisted on either of these bases during the suspension period, but that it could be delisted during the suspension period for failure to maintain the minimum required stockholders’ equity.

The hearing before the Nasdaq Hearings Panel (the “Panel”) was held on October 23, 2008.  On October 30, 2008, the registrant received a letter from Nasdaq stating that the Panel had denied the registrant’s request for continued listing on Nasdaq and would suspend trading of the registrant’s shares effective as of the open of business on Monday, November 3, 2008.

The registrant expects its common stock to be quoted on the “Pink Sheets”, following its delisting from The Nasdaq Capital Market and will seek to have its common stock quoted on the OTC Bulletin Board.

A copy of the registrant’s press release is attached to this report as Exhibit 99.1.

Item 9.01.          Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

99.1	Press Release, dated October 30, 2008, entitled “Franklin Credit Management to be Delisted from The Nasdaq Capital Market.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Franklin Credit Management Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 30, 2008

                FRANKLIN CREDIT MANAGEMENT
                CORPORATION

                By: /s/ Paul Colasono
                Name: Paul Colasono
                                Title:   Chief Financial Officer